Amen Properties Announces Agreement to Purchase Oil
             and Gas Interests from Santa Fe Energy Trust


    MIDLAND, Texas--(BUSINESS WIRE)--Nov. 8, 2007--Amen Properties (NASDAQ:AMEN) today announced that it has entered into a Purchase and Sale Agreement with Bank of New York Trust Company, N. A., the trustee of Santa Fe Energy Trust (NYSE:SFF) (the "Trust") to purchase all of the Net Profits Royalties owned by the Trust. The assets to be sold consist of the Trust's interests in certain royalty interests and working interests in oil and gas properties located in a number of different states. The Trust Purchase and Sale Agreement provides for a total purchase price of $50.4 million, subject to certain adjustments and customary closing conditions. The parties intend to consummate the transaction on or about December 17, 2007 with an effective date of October 1, 2007.

    Additionally, the Company has entered into a Purchase and Sale Agreement with Devon Energy Production Company, L.P. (NYSE:DVN) ("Devon") to acquire Devon's working and royalty interests in the properties that are subject to the Net Profits Royalties owned by the Trust. The Devon Purchase and Sale Agreement provides for a total purchase price of $5.6 million, subject to certain adjustments and customary closing conditions. The parties intend to consummate the transaction contemporaneously with the Trust transaction on or about December 17, 2007.


    CONTACT: Amen Properties, Midland
             Press & Investor Relations:
             Kris Oliver, 432-684-3821